Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

ADS MB Corporation

Alliance Data Systems Corporation

and

Mail Box Capital Corporation

Kenneth W. Murphy,
C. Cleave Buchanan, Jr.
Robert Meador,
John Erickson,
Richard Bainter,
Earl Johnson,
Charles Buchanan, and
Stacy Riffe

Dated as of September 1, 2001

TABLE OF CONTENTS

ARTICLE 1 SALE OF ASSETS AND TERMS OF PAYMENT
1.1	The Sale.
1.2	Purchase Price; Manner of Payment.
1.3	Allocation
1.4	Transfer Taxes
1.5	Reporting

ARTICLE 2 THE CLOSING
2.1	Time and Place of Closing
2.2	Deliveries by the Seller
2.3	Deliveries by the Buyer and/or the Parent

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
3.1	Ownership
3.2	Authority Relative to this Agreement
3.3	Consents and Approvals; No Violation.
3.4	Litigation
3.5	Brokers

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER
4.1	Organization
4.2	Authorization
4.3	Consents and Approvals; No Violation.
4.4	Capitalization
4.5	Financial Statements and Books and Records.
4.6	Absence of Certain Changes or Events
4.7	Title to Assets
4.8	Adequacy of Assets
4.9	Indebtedness
4.10	Contracts
4.11	Legal Proceedings
4.12	Employee Benefit Plans.
4.13	Employees.
4.14	Taxes
4.15	Intellectual Property.
4.16	Compliance with Law; Permits
4.17	Accounts Receivable
4.18	Insurance
4.19	Real Property
4.20	Environmental Matters.
4.21	Undisclosed Liabilities
4.22	Subsidiaries and Affiliate Relationships
4.23	Solvency.
4.24	Suppliers and Customers
4.25	Brokers
4.26	Full Disclosure

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT
5.1	Organization
5.2	Authority Relative to this Agreement
5.3	Consents and Approvals; No Violation
5.4	Litigation
5.5	Solvency.
5.6	Brokers

ARTICLE 6 COVENANTS OF THE PARTIES
6.1	Expenses
6.2	Reasonable Efforts
6.3	Filings
6.4	Public Announcements
6.5	Further Assurances.
6.6	Employee Matters.
6.7	Non-Competition; Non-Solicitation.
6.8	Access to Information

ARTICLE 7 INDEMNIFICATION
7.1	Indemnification by the Seller and the Stockholders
7.2	Indemnification by the Buyer and Parent
7.3	Procedure For Non-Third Party Claims
7.4	Procedure For Third Party Claims.
7.5	Exclusive Remedy
7.6	Survival of Representations and Warranties.
7.7	Indemnity Notice
7.8	Indemnification Basket and Ceiling

ARTICLE 8 DISPUTE RESOLUTION
8.1	Exclusive Procedure for Dispute Resolution
8.2	Negotiation Between Executives.
8.3	Mediation
8.4	Litigation
8.5	Provisional Remedies
8.6	Tolling Statutes of Limitation
8.7	Performance to Continue

ARTICLE 9 MISCELLANEOUS PROVISIONS
9.1	Amendment and Modification
9.2	Waiver of Compliance; Consents
9.3	Notices
9.4	GOVERNING LAW
9.5	Assignment
9.6	Counterparts
9.7	Interpretation.
9.8	Entire Agreement
9.9	Severability
9.10	No Third Party Beneficiary

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Earnout Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Trademark Assignment Agreement
Exhibit E	Form of Consulting Agreement
Exhibit F	Form of AAFES Side Letter

ASSET PURCHASE AGREEMENT

             ASSET PURCHASE AGREEMENT, dated as of September 1, 2001 (the “Agreement”), between Mail Box Capital Corporation, a Delaware corporation (the “Seller”), ADS MB Corporation, a Delaware corporation (the “Buyer”), Alliance Data Systems Corporation, a Delaware corporation (the “Parent”), Kenneth W. Murphy, C. Cleave Buchanan, Jr., Robert Meador, John Erickson, Richard Bainter, Earl Johnson, Charles Buchanan, and Stacy Riffe (the “Stockholders”).

RECITAL

             The Seller desires to sell to the Buyer, and the Buyer desires to buy from the Seller, the Assets (as hereinafter defined) and the business of the Seller relating to automated presort, laser printing, webb printing, fulfillment, list rental, and data processing, maintenance, database management, disaster recovery and response analysis related to any of the foregoing and other products ancillary or relating to or derived from any of the foregoing (all of the foregoing being hereinafter referred to as the “Business”).

STATEMENT OF AGREEMENT

             In consideration of the foregoing and the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree that, subject to the conditions herein contained:

ARTICLE 1

SALE OF ASSETS AND TERMS OF PAYMENT

             1.1        The Sale.

                           (a)         Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to all business, properties, assets, machinery, equipment, furniture, franchises, goodwill and rights of the Seller of every nature, kind and description, tangible and intangible, owned or leased, personal or mixed, including, without limitation, equipment, inventory, receivables, trade names and trademarks, wherever located, pertaining and/or related to or used in the Business, whether or not carried or reflected on the books or records of the Seller, and all of the other Assets hereinafter referred to, but excluding the Excluded Assets (as hereinafter defined), in each case as the same exist on the date hereof, in accordance with the terms of this Agreement.  All of the foregoing (other than the Excluded Assets) are herein collectively referred to as the “Assets” and include, without limitation, the following:

                                        (i)          All owned furniture, fixtures, computers (including both hardware and software) and other assets used in connection with the operation of the Business as listed in Section 1.1(a)(i) of the disclosure schedule delivered to the Buyer by the Seller on the date hereof (the “Disclosure Schedule”);

                                        (ii)         All machinery, vehicles and equipment owned by Seller, including, but not limited to, all machinery, vehicles and equipment listed on Section 1.1(a)(ii) of the Disclosure Schedule;

                                        (iii)        All inventory, supplies and materials of Seller related to the Business as listed on Section 1.1(a)(iii) of the Disclosure Schedule, including all inventory in the hands of suppliers for which Seller is committed with respect to the Business as of the Closing Date;

                                        (iv)       All receivables and all other evidences of indebtedness owed to the Seller, including, without limitation, those listed on Section 1.1(a)(iv) of the Disclosure Schedule;

                                        (v)        All leases of real property (including, without limitation, to the extent leased by Seller, land, buildings, structures, fixtures, appurtenances and improvements) relating to the Business, including, without limitation, the leases relating to real property listed on Section 1.1(a)(v) of the Disclosure Schedule (the “Leases”);

                                        (vi)       All contracts to which Seller is a party listed on Section 1.1(a)(vi) of the Disclosure Schedule;

                                        (vii)      All of Seller’s right, title and interest in the Intellectual Property (as hereinafter defined) used in connection with the Business, including, without limitation, those items listed on Section 1.1(a)(vii) of the Disclosure Schedule; and

                                        (viii)     The current assets of Seller as set forth on the balance sheet attached hereto as Section 1.1(a)(viii) of the Disclosure Schedule, including, without limitation, any security deposits transferred to Buyer under the Leases.

                           (b)        Notwithstanding anything in this Agreement to the contrary, specifically excluded from the Assets are the assets of the Business listed on Section 1.1(b) of the Disclosure Schedule (collectively, the “Excluded Assets”).

                           (c)         The Seller shall sell, transfer, convey and assign to the Buyer good and valid title to all of the Assets at the Closing, free and clear of any liens, pledges, charges, mortgages, security interests, restrictions, easements, liabilities, claims, encumbrances or rights of others of every kind and description (collectively, “Liens”), except for Permitted Liens (as hereinafter defined).

                           (d)        (i)          Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Buyer shall execute and deliver to the Seller an Assignment and Assumption Agreement in the form of Exhibit A (the “Assignment Agreement”) pursuant to which the Seller shall assign and the Buyer shall assume all of the liabilities and obligations of the Business set forth in Section 1.1(d)(i) of the Disclosure Schedule (collectively, the “Assumed Liabilities”) other than the Excluded Liabilities (as hereinafter defined).  Except for the Assumed Liabilities expressly set forth in Section 1.1(d)(i) of the Disclosure Schedule, the Buyer shall not assume any other debts, commitments, obligations or liabilities of the Seller or the Business. Notwithstanding the foregoing, nothing contained herein shall require Buyer to pay, perform or discharge any obligations assumed so long as Buyer shall in good faith contest the amount or validity thereof, provided that the foregoing shall not relieve Buyer of its obligations to indemnify Seller from any Assumed Liabilities pursuant to the terms of this Agreement.

                                        (ii)         Notwithstanding anything in this Agreement to the contrary, specifically excluded from the Assumed Liabilities are the debts, commitments, obligations and liabilities of the Seller and the Business listed on Section 1.1(d)(ii) of the Disclosure Schedule (collectively, the “Excluded Liabilities”) all of which shall be retained by the Seller.

             1.2        Purchase Price; Manner of Payment.

                           (a)         Upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of the Seller contained herein, and in consideration of the aforesaid sale, assignment, transfer and delivery of the Assets, on the Closing Date the Buyer will assume the Assumed Liabilities and will discharge, pursuant to appropriate payoff letters or otherwise, immediately subsequent to the Closing the debt of Seller listed on Section 1.2 of the Disclosure Schedule with an aggregate principal and interest balance of $32,500,000.00 (the “Up-Front Purchase Price”) plus an additional aggregate principal and interest balance of $600,289.57. At the Closing (as hereinafter defined), the Buyer shall deliver the Up-Front Purchase Price by wire transfer of immediately available funds to the accounts set forth across from each debtor specified in Section 1.2 of the Disclosure Schedule.

                           (b)        Pursuant to the terms and conditions of an Earnout Agreement by and between Buyer and Seller in the form attached hereto as Exhibit B (the “Earnout Agreement”), the Buyer shall pay Seller the Earnout Amount (as defined therein), if any, calculated in accordance with the terms and conditions of the Earnout Agreement and subject to the Buyer’s right of set-off contained therein.  The Up-Front Purchase Price plus the Earnout Amount is referred to herein as the “Final Purchase Price.”

             1.3        Allocation.  The Buyer and Seller agree that they will use their best efforts to timely enter into an agreement after the Closing concerning the allocation of the Purchase Price for purposes of Section 1060 of the Code, and Buyer and Seller will use that Purchase Price allocation for all federal, state and local tax filings.

             1.4        Transfer Taxes.  The Seller shall pay and be responsible for all transfer taxes attributable to the transactions contemplated by this Agreement, if any.

             1.5        Reporting.  The Buyer and Seller agree that, for tax purposes, they will report the transactions contemplated by this agreement as if they were effective September 1, 2001.

ARTICLE 2

THE CLOSING

             2.1        Time and Place of Closing.  Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas at 10:00 A.M. (local time) on such date as the parties may agree, provided that the Closing Date shall be no later than September 14, 2001.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

             2.2        Deliveries by the Seller.  At the Closing, the Seller will deliver or cause to be delivered to the Buyer duly executed instruments of transfer and assignment of the Assets in form reasonably satisfactory to the Buyer, subject only to Permitted Liens, sufficient to vest in the Buyer good and valid title to the Assets to be conveyed at the Closing in accordance with the terms of this Agreement.  In addition, at the Closing, the Seller shall deliver to Buyer:

                           (a)         the originals (or if not in existence, copies) of all Material Contracts (as hereinafter defined) and the originals of all books, records and files included in the Assets, unless copies have otherwise previously been provided to Buyer or made available to Buyer;

                           (b)        a certificate dated as of the Closing Date and signed by the secretary of Seller, certifying the certificate of incorporation, bylaws, board of directors and stockholders approvals and the incumbency of the officers authorized to execute this Agreement and the documents contemplated herein;

                           (c)         a certificate of good standing of the Seller issued as of a recent date by the Secretary of State of the Seller’s jurisdiction of incorporation (Delaware) and by the Secretary of State of the State of Texas;

                           (d)        executed counterparts reasonably satisfactory in form and substance to the Buyer of all consents listed in Section 2.2(d) of the Disclosure Schedule (the “Consents”), other than those listed on Section 4.3 of the Disclosure Schedule;

                           (e)         the Bill of Sale, by and between the Buyer and the Seller in the form attached hereto as Exhibit C, duly executed by the Seller (the “Bill of Sale”);

                           (f)         the Assignment Agreement, by and between the Buyer and the Seller in the form attached hereto as Exhibit A, duly executed by Seller;

                           (g)        the Earnout Agreement, by and between the Buyer, the Parent and the Seller in the form attached hereto as Exhibit B, duly executed by the Seller;

                           (h)        the Trademark Assignment Agreement, by and between the Seller and the Buyer in the form attached hereto as Exhibit D, duly executed by the Seller (the “Trademark Assignment Agreement”);

                           (i)          a consulting agreement duly executed by each of the individuals listed on Section 2.2(j) of the Disclosure Schedule, in the form attached hereto as Exhibit E (the “Consulting Agreement”);

                           (j)          employment offers duly executed by each of the individuals listed on Section 2.2(k) of the Disclosure Schedule (the “Employment Offers”);

                           (k)         payoff letters in the form reasonably acceptable to Buyer from each of the lenders of the Seller listed in Section 1.2 of the Disclosure Schedule and indicated thereon to be delivering payoff letters;

                           (l)          a side letter agreement in the form attached hereto as Exhibit F (“AAFES Side Letter”) duly executed by Seller and Blair;

                           (m)        all documents necessary to change the name of the Seller and to terminate all of its assumed name filings; and

                           (n)        all other documents required by the terms of this Agreement to be delivered to the Buyer at the Closing.

             2.3        Deliveries by the Buyer and/or the Parent.  At the Closing, the Buyer and/or the Parent shall deliver or cause to be delivered:

                           (a)         the Up-Front Purchase Price, including evidence of repayment of the debt listed in Section 1.2 of the Disclosure Schedule;

                           (b)        a certificate of good standing of the Buyer and the Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

                           (c)         a certificate dated as of the Closing Date and signed by the secretary of each of the Buyer and the Parent, certifying the certificate of incorporation, bylaws, board of director approvals and the incumbency of the officers authorized to execute this Agreement and the documents contemplated herein;

                           (d)        the Earnout Agreement, duly executed by the Buyer;

                           (e)         the Assignment Agreement, duly executed by the Buyer;

                           (f)         the Trademark Assignment Agreement, duly executed by the Buyer;

                           (g)        the Consulting Agreements, duly executed by the Buyer;

                           (h)        Employment Offers duly executed by the Buyer;

                           (i)          the AAFES Side Letter duly executed by Buyer; and

                           (j)          all other documents required by the terms of this Agreement to be delivered to the Seller at the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

             Each Stockholder hereby severally, but not jointly, represents and warrants to the Buyer and the Parent, except as set forth in the applicable section of the Disclosure Schedule, as follows:

             3.1        Ownership.  Such Stockholder is the record and beneficial owner of the number of shares of common stock, par value $0.01 per share, of the Seller (the “Common Stock”) set forth opposite such Shareholder’s name on Section 3.1 of the Disclosure Schedule (the “Subject Shares”).  The Subject Shares constitute the only shares, with respect to which such Stockholder is the record or beneficial owner, of Common Stock or other capital stock of the Seller.  Such Stockholder does not beneficially own any options, warrants or other rights (whether or not contingent) to acquire shares of capital stock of the Seller and is not party to any agreement, understanding, contract or other arrangement with the Seller pursuant to which such Stockholder may require Seller to repurchase, redeem or otherwise acquire any of the Subject Shares.  Except as set forth in Section 4.22 of the Disclosure Schedule, such Stockholder does not own any assets that are used in the Business.

             3.2        Authority Relative to this Agreement.  Such Stockholder has the sole right to vote the Subject Shares set forth opposite its name on Section 3.1 of the Disclosure Schedule, and, except for a Securityholder’s Agreement, dated August, 20, 1999, by and among the Seller and the Stockholders, none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares.  Such Stockholder is either (i) a natural person with the legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder, or (ii) has all requisite power and authority, to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of its obligations hereunder have been duly authorized by all necessary action on the part of such Stockholder.  This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

             3.3        Consents and Approvals; No Violation.

                           (a)         There is no requirement applicable to such Stockholder to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by such Stockholder of the transactions contemplated by this Agreement.

                           (b)        Except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and except as set forth in that certain Securityholders' Agreement, dated August 20, 1999, by and among the Seller and the other signatories thereto, neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof will (i) result in a breach of or default, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other similar material instrument or obligation to which such Stockholder is a party or by which any of such Stockholder’s Subject Shares may be bound, or (ii) violate any material order, judgment, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s Subject Shares.  If the Stockholder is married and the Subject Shares of the Stockholder constitute community property or spousal approval is otherwise required for this Agreement to be legal, valid and binding, then, to the extent so required, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

             3.4        Litigation.  There are no actions, suits, proceedings or government investigations pending or, to the knowledge of such Stockholder, threatened against such Stockholder which seek to question, delay or prevent the consummation of or would materially impair the ability of such Stockholder to consummate the transactions contemplated hereby.

             3.5        Brokers.  No broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees from such Stockholder in connection with the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

             The Seller hereby represents and warrants to the Buyer and the Parent, except as set forth in the applicable section of the Disclosure Schedule, as follows:

             4.1        Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations under the Material Contracts, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined).  The Seller is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  For all purposes herein, “Material Adverse Effect” shall mean any state or states of fact, condition or conditions, event or events, circumstance or circumstances, change or changes, or effect or effects that individually or in the aggregate (including, without limitation, an aggregate combination of one or more of the foregoing whether or not related to each other or involving or affecting the same or different representations, warranties and/or covenants) are materially adverse to (a) the business, financial condition, results of operations or prospects of the Business or the Assets or (b) the ability of Seller to consummate the transactions contemplated by this Agreement.

             4.2        Authorization.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document and instrument to be executed or delivered by it contemplated by this Agreement (the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement or the Seller Documents by the Seller and the consummation of the transactions contemplated hereby and thereby by the Seller have been duly and validly authorized by all necessary action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the Seller Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and when executed and delivered at Closing, the Seller Documents will be, duly and validly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery by the Buyer and the Parent, this Agreement constitutes, and the Seller Documents will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

             4.3        Consents and Approvals; No Violation.

                           (a)         There is no requirement applicable to the Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by the Seller of the transactions contemplated by this Agreement.

                           (b)        Assuming the payment immediately subsequent to Closing of those items set forth on Section 1.2 of the Disclosure Schedule and except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time):  (i) contravene, conflict with or result in any breach or violation of any provision of the certificate of incorporation or bylaws of the Seller or any resolution adopted by the Board of Directors of Seller or the stockholders of Seller, (ii) result in a breach of or default, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Seller is a party or by which any of its properties or assets may be bound (for purposes hereof, a note, bond, mortgage, indenture, license, agreement, lease or similar instrument shall be deemed material only if it involves (A) executory performance of services or delivery of goods or materials to or by the Seller of an amount in excess of $50,000, (B) the future expenditure or receipt by the Seller in excess of $50,000, (C) the lease, rental or occupancy of real or personal property involving the future expenditure by the Seller of in excess of $50,000 in the current or any ensuing fiscal year, (D) any agreement pursuant to which the Seller licenses software or other intellectual property, other than commercially available software programs generally available to the public which have been licensed to the Seller pursuant to standard end-user license agreements or (E) in the case of any note or other obligation involving debt for money borrowed, it involved debt other than as disclosed on Section 1.2 of the Disclosure Schedule), (iii) cause Buyer or the Parent to become subject to or liable for the payment of any Tax, (iv) violate or conflict with any order, judgment, writ, injunction, decree, or any statute, rule or regulation which is either applicable to, binding upon or enforceable against the Seller or the Business or any of the Seller’s properties or assets or (v) result in the imposition or creation of any Lien upon or with respect to the Assets.

             4.4        Capitalization.  The authorized, issued and outstanding capital stock of Seller and each subsidiary of Seller and the legal owner of such capital stock is set forth on Section 4.4 of the Disclosure Schedule.  Except for the Subject Shares, there are not outstanding any shares of capital stock of the Seller.  Except for warrants to purchase shares of Common Stock held by William Blair Mezzanine Capital Fund II, L.P. (“Blair”), there are not outstanding any options, warrants or other rights (whether or not contingent) to acquire shares of capital stock of the Seller.  There are no outstanding contract obligations or understandings of the Seller to repurchase, redeem or otherwise acquire any of the Subject Shares.

             4.5        Financial Statements and Books and Records.

                           (a)         The Seller has delivered to the Buyer copies of the June 30, 2001 balance sheet of the Seller, as attached hereto as Section 4.5(a) of the Disclosure Schedule (the “Balance Sheet”). The Balance Sheet fairly presents the financial position of the Seller in all material respects as of its date and has been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein and except for lack of footnotes and for normal year-end adjustments. The books and records of the Seller relating to the Business are complete and correct in all material respects.

                           (b)        The Seller has delivered to the Buyer copies of income statements of the Business for the 12-month period ended December 31, 2000 and the period from August 20, 1999 to December 31, 1999 and for the six-month periods ended June 30, 2001 and 2000, as attached hereto as Section 4.5(b) of the Disclosure Schedule (the “Income Statements”). The Income Statements fairly present the results of operations of the Business in all material respects for the periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein and, with respect to the interim Income Statements, except for lack of footnotes and for normal year-end adjustments.

             4.6        Absence of Certain Changes or Events.  Except as set forth in Section 4.6 of the Disclosure Schedule or except as permitted by this Agreement, since June 30, 2001, the Business has not (a) suffered any damage, destruction or casualty loss adversely affecting the Assets or the Business; (b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business; (c) suffered any change in its business, financial condition or in its relationship with its suppliers, customers, distributors, lessors, licensors, licensees or other third parties which individually or in the aggregate would have a Material Adverse Effect; (d) other than with respect to agreements for which the Buyer or the Parent will have no liability after Closing, increased the rate or terms of compensation or benefits payable to or to become payable by it to its directors, officers or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees; (e) incurred any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practice; (f) forgiven or canceled any indebtedness owing to it or waived any claims or rights of material value; (g) sold, leased, licensed or otherwise disposed of any of its assets other than sales of inventory in the ordinary course of business and consistent with past practice or dispositions of assets not material to the Business; (h) created or assumed any mortgage, lien, security interest or other encumbrance on any of the Assets, except for Permitted Liens; (i) entered into, amended or terminated any Material Contract, Lease or Permit (each as hereinafter defined) or any Assumed Liability except in the ordinary course of its business; or (j) committed pursuant to a legally binding agreement to do any of the things set forth in clause (b) and clauses (d) through (i) above.

             4.7        Title to Assets.  The Seller has good and valid title to all of the assets, properties and rights that it owns or purports to own (including all right, title and interest in and to the Intellectual Property), free and clear of all Liens, except Permitted Liens.  The Seller has a valid leasehold interest or a royalty-free license to all of the assets, properties and rights that it leases or licenses or purports to lease or license.  Other than services rendered by officers and directors of the Seller who are also stockholders of Seller, the Business does not receive any services from the Seller or any of its affiliates which are material to the operation and conduct of the Business.  As used in this Agreement, the term “Permitted Liens” shall mean and include (i) those exceptions to title to the properties and assets of the Seller listed in Section 4.7 of the Disclosure Schedule; (ii) statutory liens for current taxes or assessments not yet due or delinquent; (iii) mechanics’, carriers’, workers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller; (iv) liens securing the obligations listed on Section 1.2 of the Disclosure Schedule; and (v) such other minor imperfections in title, charges, easements, restrictions, and encumbrances which do not materially detract from the value or transferability of or interfere with the present use of the properties subject thereto or affected thereby.

             4.8        Adequacy of Assets.  The Assets are free from defects that would impair their usage in the manner intended, in good and safe operating condition and repair (ordinary wear and tear excepted), have been maintained in accordance with normal industry practice, are adequate for the uses to which they are being put and currently proposed to be put by the Seller and include all assets, properties and rights which are necessary in the conduct of the Business as currently conducted and as are necessary for Buyer to conduct its business in the same manner as the Business has been conducted during the last 12 months.

             4.9        Indebtedness.  Section 4.9 of the Disclosure Schedule sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Seller, including any loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other person for borrowed money, or letters of intent or commitment letters with respect to same as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Seller (collectively “Indebtedness”).  Except as provided in Section 4.9 to the Disclosure Schedule, Seller has made available to Buyer a true, correct, and complete copy of each of the items listed on Section 4.9 of the Disclosure Schedule.

             4.10      Contracts.  Section 4.10 of the Disclosure Schedule sets forth all contracts, agreements and other arrangements of the Seller or the Business or affecting any of the Assets which provide for payment or performance obligations having an aggregate value in excess of $25,000 in any single year or has a term of more than one year from the Closing Date (collectively, the “Material Contracts”), and except as set forth in Section  4.10 of the Disclosure Schedule, there are no other Material Contracts.  There is not, under any of the Material Contracts, any existing default or event of default on the part of the Seller which could have a Material Adverse Effect.  Except as set forth in Section 4.10 of the Disclosure Schedule, no consents are required for the assignment of any Material Contract to the Buyer other than consents listed on Section 2.2(d) of the Disclosure Schedule.  Each Material Contract is in full force and effect and is a valid and binding obligation of the Seller and, to the knowledge of the Seller, each other party thereto, and is enforceable in accordance with its terms, and will, unless such Material Contract requires the consent of the other party or parties thereto to its assignment and such consent has not been obtained prior to Closing, immediately following the Closing be valid, binding and enforceable by Buyer as assignee thereof in accordance with its terms, except as any such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

             4.11      Legal Proceedings.  Except as set forth on Section 4.11 of the Disclosure Schedule (the “Litigation Matters”), there are no actions, suits, proceedings or any legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Seller, threatened against the Seller, any of the Assets or the Business or which seek to question, delay or prevent the consummation of or could materially impair the ability of the Seller to consummate the transactions contemplated hereby.  There are no outstanding judgments, orders, writs, injunctions, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations, awards or decrees of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality against or relating to Seller, relating to the Business or the Assets.

             4.12      Employee Benefit Plans.

                           (a)         Section 4.12 of the Disclosure Schedule lists all employment, retention, severance, deferred compensation, change of control or other agreements or contracts with any employee of Seller, and all “employee benefit plans” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained or contributed to by Seller in which any employee of Seller participates, and all stock option, restricted stock, stock appreciation or other equity plans and all bonus, severance, change in control, retention, deferred compensation or other compensatory plans maintained or contributed to by the Seller in which any employee of Seller participates, whether any such plans or arrangements are written or oral (“Employee Benefit Plans”).  Seller has made available to Buyer true and complete copies of all Employee Benefit Plans.  This Agreement and the consummation of the transactions contemplated herein do not create any liabilities or trigger any expenses under the Employee Benefits Plans.

                           (b)        With respect to each Employee Benefit Plan, except as set forth in Section 4.12 of the Disclosure Schedule:  (i) if intended to qualify under Section 401(a) or 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Seller, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been operated and administered in substantial compliance with its terms and applicable law; (iii) Seller has not engaged in, and Seller has no knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject Seller to any liability for a breach of fiduciary duty under ERISA; (iv) no disputes are pending, or, to the knowledge Seller, threatened; (v) Seller has not engaged in and has no knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA; (vi) all contributions due have been made on a timely basis; (vii) no Employee Benefit Plan is a plan covered by Title IV of ERISA or subject to the funding requirements of Section 412 of the Code; (viii) except to the extent required under ERISA Section 601 et seq. and Section 4980B of the Code, Seller does not provide health or welfare benefits under the Employee Benefit Plans for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service; (ix) the termination of any Employee Benefit Plan would not result in any material liability or further obligation on the part of the Seller; and (x) all reports and the documents required to be filed by any of the Employee Benefit Plans with any governmental agency or distributed to plan participants or beneficiaries (including notices required by the Consolidated Omnibus Reconciliation Act of 1985, as amended, actuarial reports, audits, or tax returns ) have been timely filed or distributed.  All contributions made or required to be made under any Employee Benefit Plan meet the requirements for deductibility under the Code, and all contributions that are required and that have not been made have been properly recorded on the books of Seller.

                           (c)         No Employee Benefit Plan is a “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code).  No event has occurred with respect to Seller in connection with which Seller would be subject to any liability, lien or encumbrance with respect to any Employee Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA sponsored, maintained or contributed to by Seller or any trade or business, whether or not incorporated, which together with Seller would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

             4.13      Employees.

                           (a)         Section 4.13 of the Disclosure Schedule is a true and complete list as of September 1, 2001 of the name of each individual who is employed or retained or compensated as an employee, independent contractor or consultant (either directly or indirectly) by the Seller (the “Employees”) on the date hereof along with his or her current job title, compensation and any employee benefits enjoyed by such Employee which are not generally available to employees of the Seller.

                           (b)        Except as set forth on Section 4.13 of the Disclosure Schedule, (i) as of September 2, 2001, the Seller has paid or made provision for the payment of all salaries, commissions and accrued wages of the Employees up to the Closing; (ii) the Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, unemployment insurance, collective bargaining and the payment and withholding of taxes for all Employees; (iii) the Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of the Employees; and (iv) the Seller is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing to the extent they are applicable to the Employees or any former employees of the Business.  There is not pending or, to the knowledge of the Seller, threatened, any labor dispute, strike, work stoppage or union organizing effort involving the Business.

                           (c)         Except as set forth in Section 4.13 of the Disclosure Schedule, Seller has not during the past ninety days taken any action which would require any compliance under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), including the termination or laying off of any employees, or any other action that could constitute a “plant closing” or “mass layoff,” as those terms are defined by the WARN Act.

                           (d)        The Seller is not a party to any agreement with a labor union or other labor representative of any Employee.

             4.14      Taxes.  Except as set forth on Section 4.14 of the Disclosure Schedule, all taxes, fees, assessments and charges, including, without limitation, income, property, sales, use, franchise, added value, employees’ income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by the Seller with respect to the Business on or prior to the date hereof, or for which the Seller may be liable on or prior to the date hereof with respect to the Business (including any for which the Seller may be liable by reason of its being a member of an affiliated, consolidated or combined group with any other company at any time on or prior to the Closing Date), and all interest and penalties thereon (collectively, “Taxes” or individually, a “Tax”), have been paid in full, or, if not due on or prior to the date hereof but due on or prior to the Closing Date, will be timely paid in full when due.  All Tax returns required to be filed in connection therewith have been, or will be timely and accurately prepared in all material respects and filed, and all deposits required by law to be made by the Seller with respect to employees of the Business and other withholding Taxes due on or prior to the date hereof have been duly made or, if not due on or prior to the date hereof but due on or prior to the Closing Date, will be timely and duly made.  The Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  No deficiency for any Tax or claim for additional Taxes relating to or affecting in any manner any of the Business or the Assets has been proposed, asserted or assessed against the Seller or any of the Assets.  There are no Liens on any of the Assets with respect to Taxes, other than Liens for Taxes not yet due and payable and other Permitted Liens.

             4.15      Intellectual Property.

                           (a)         Section 4.15(a) of the Disclosure Schedule identifies, illustrates (in the case of marks consisting of a graphical design or fanciful fonts), describes (in the case of an item’s trade dress) or lists all of the Seller’s intellectual property that is not included in the Excluded Assets (the “Intellectual Property”) (i) pertaining to any product, software or service manufactured, marketed, licensed or sold by the Seller or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof and (ii) including all contracts and other agreements to which the Seller is a party, including such contracts and agreements where the Seller is either a licensee or licensor, for each item of the Intellectual Property.  The Intellectual Property includes, but is not limited to, the Seller’s (or the Seller’s rights, under a license, in and to), foreign and domestic trademarks, service marks, appellations of origin, trade names, trade dresses, domain names, labels, logos, all goodwill associated with all of the foregoing, computer software, copyrights, patents, inventions, industrial models, processes, designs, ideas, any proprietary or confidential information, trade-secrets, all other creative works and measures of protection therefor, and all related applications, whether filed or unfiled, registrations, and grants.  To the Seller’s knowledge, the use of any item of Intellectual Property by the Seller does not infringe or violate the rights of any third party. The Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property, to the extent such measures are appropriate.  To the knowledge of the Seller, the trademarks, service marks, trade names, trade dress, labels and logos described in Section 4.15(a) of the Disclosure Schedule are sufficient for the conduct of the Seller’s Business as now conducted.

                           (b)        Except as disclosed in Section 4.15(b) of the Disclosure Schedule, all patents, copyrights, trademarks (including state, federal and foreign registrations and applications) and other rights and property listed in Section 4.15(a) of the Disclosure Schedule are valid, subsisting and in full force and effect.

                           (c)         Except as disclosed in Section 4.15(b) of the Disclosure Schedule, (i) the Seller owns or has the exclusive right to use the Intellectual Property in connection with the Business, (ii) no third party has any interest (other than as a stockholder or lender of the Seller) in, owns, possesses or otherwise holds in any manner any of the Intellectual Property, (iii) the Seller is not required to pay any royalty or other amount to anyone with respect to any of the Intellectual Property, (iv) the rights and properties listed in Section 4.15(a) of the Disclosure Schedule are not subject to any maintenance fees or renewal fees, (v) the Seller has not received any notice of infringement of, or conflict with, asserted rights of others with respect to any of the Intellectual Property, and there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Seller, threatened against the Seller with respect thereto, and (vi) since August 10, 1999, the Seller has never agreed to indemnify or has never indemnified any person for or against any interference, infringement, misappropriation, or other conflict with respect to any item of the Intellectual Property.

                           (d)        Except as disclosed in Section 4.15(b) of the Disclosure Schedule, (i) the development or sale by the Seller of all computer software developed by or for the Seller (the “Software”) did not and do not violate any rights of any other person or entity, and the Seller has not received any communication alleging such a violation, (ii) the Seller has not granted to any other person or entity any license, option or other right to develop or sell the Software, whether requiring the payment of royalties or not, and (iii) the Seller does not have any obligation to compensate any person for the development, use, sale or exploitation of the Software.

             4.16      Compliance with Law; Permits.  Each of the Seller and the Business is in compliance with all applicable laws, rules and regulations, including, without limitation, any applicable laws, rules, regulations, ordinances, codes, orders, judgments or decrees as to hiring, employment, environmental, health and/or safety matters, except where the failure to so comply would not have a Material Adverse Effect.  The Business has all of the licenses, permits and other governmental authorizations required for the operation of the Business as conducted as of the date of this Agreement (the “Permits”), each of which is identified on Section 4.16 of the Disclosure Schedule, except where the failure to possess any such license, permits and other governmental authorizations would not have a Material Adverse Effect.

             4.17      Accounts Receivable.  Section 4.17 of the Disclosure Schedule contains a true and complete list and aging of the accounts receivable pertaining or related to any of the Assets or the Business as of the date set forth thereon.  All of the Receivables are valid and legally binding, represent bona fide transactions, and arose in the ordinary course of business and are reflected properly in Seller’s books and records.  To Seller’s knowledge the Receivables are collectible and will be collected in accordance with past practice and the terms of such receivables (and in any event within six months following the Closing Date), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth in the Balance Sheet, as such allowance has been adjusted up to the Closing Date consistent with the past practices of Seller; provided, however, any breach of the forgoing will be cured upon Buyer’s subsequent collection of such receivables.  For purposes of this Agreement, the term “Receivables” means all receivables of the Seller, including, without limitation, all contracts in transit, manufacturer’s warranty receivables and all trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.

             4.18      Insurance.  The Assets and the Business are insured for Seller’s benefit and will be so insured through the Closing Date, in amounts and against risks consistent with levels and types commonly used in the industry in which the Seller operates.  Section 4.18 of the Disclosure Schedule contains a true and complete list of all policies providing such insurance.

             4.19      Real Property.  The Seller does not own any real property.  Section 4.19 of the Disclosure Schedule sets forth a true and complete list of all Leases.  All of the Leases are in full force and effect and have not been modified or amended, and there are no disputes, oral agreements or forbearance programs in effect as to the Leases.  There has not occurred any default by the Seller under any Lease and, to the knowledge of the Seller, there has not occurred any default thereunder by any other party thereto.

             4.20      Environmental Matters.

                           (a)         All activities of the Business have been conducted in substantial compliance with, and all properties owned, leased or operated by Seller in connection with the Business’s operations have and continue to substantially comply with, all Environmental Laws.

                           (b)        Except as set forth on Section 4.20 of the Disclosure Schedule, no Hazardous Material (as hereinafter defined) is located or is suspected to be located in the soil, groundwater, surface water, or waterways at or under any property now or previously owned, leased or operated by Seller, in quantities or concentrations sufficient to require investigation, removal or remediation under any Environmental Laws.

                           (c)         Seller has not (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Material, or (ii) owned or operated property or facilities, either of which in a manner that has given or would give rise to any damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to any Environmental Laws.

                           (d)        As used herein, “Environmental Law” means all federal, state, and local laws, regulations, licenses, and common law related to the environment, health and safety, including, without limitation, the Federal Clean Water Act, Oil Pollution Act, Resource Conservation and Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, and the Occupational Health and Safety Act, each as amended and currently in effect; and “Hazardous Material” means any hazardous or toxic substance, material, pollutant, contaminant or waste which is regulated by any federal, state or local governmental authority, regulated under any Environmental Law, including any petroleum produce, any explosives, any radioactive material and any asbestos containing material.

             4.21      Undisclosed Liabilities.  Except as set forth in Section 4.21 of the Disclosure Schedule and except as set forth or reflected in the Seller’s Balance Sheet, the Business does not have any liability or obligation of any kind or nature (fixed or contingent) that is required to be reflected on a balance sheet in accordance with generally accepted accounting principles which is not reflected, reserved against or disclosed in the Balance Sheet, except for customary accounts payable and accrued business expenses incurred since June 30, 2001 in the ordinary course of business.

             4.22      Subsidiaries and Affiliate Relationships.  Except as set forth on Section 4.22 of the Disclosure Schedule, the Seller has no subsidiary nor any interest, direct or indirect, nor has any commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity, which has any involvement with or possesses or uses any of the Business and/or the Assets.  Since August 1999, the Business and the operations of the Seller have not been conducted through any direct or indirect subsidiary or any direct or indirect affiliate of the Seller.  Except as set forth on Section 4.22 of the Disclosure Schedule, none of the Stockholders or affiliates of the Seller own any assets that are used in the Business.

             4.23      Solvency.

                           (a)         No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, involving Seller as a debtor are pending, or to Seller’s knowledge, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

                           (b)        After giving effect to the transactions contemplated by this Agreement (i) the fair market value of the assets retained by the Seller will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) retained by Seller as they mature, (ii) the assets of the Seller will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted, including the capital needs of the Seller, (iii) the Seller does not intend to incur debts beyond its ability to pay such debts as they mature, (iv) the Seller has not made any conveyance or transfer and has not incurred any obligation with any intent to hinder, delay or defraud any of its creditors or any other entity or person, and (v) the Seller acknowledges that the transactions contemplated by this Agreement have been entered into on terms which are commercially reasonably.

             4.24      Suppliers and Customers.  Since June 30, 2001, no customer or supplier has cancelled or otherwise terminated, or, to Seller’s knowledge, threatened to cancel or otherwise terminate, its relationship with Seller, or indicated that it intends to decrease its services to Seller or its usage of the services of Seller.

             4.25      Brokers.  No broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees from the Seller in connection with the transactions contemplated hereby.

             4.26      Full Disclosure.  This Agreement, the Disclosure Schedule and the Seller Documents are true, complete and correct.  This Agreement, the Disclosure Schedule and the Seller Documents do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements made, in the context in which they were made, not false or misleading.  Seller has not knowingly withheld and will not withhold from Buyer or the Parent information of any events, conditions or facts that could have a Material Adverse Effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT

             The Buyer and the Parent represent and warrant to the Seller as follows:

             5.1        Organization.  Each of the Buyer and the Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of the Buyer and the Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not individually or in the aggregate have a material adverse effect on the business, financial condition or results of operations, on a consolidated basis, of the Parent.

             5.2        Authority Relative to this Agreement.  Each of the Buyer and the Parent has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument to be executed or delivered by it contemplated by this Agreement (the “Buyer Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Buyer Documents by each of the Buyer and the Parent and the consummation of the transactions contemplated hereby and thereby by each of the Buyer and the Parent have been duly and validly authorized by all necessary action on the part of the Buyer and the Parent and no other proceedings on the part of the Buyer and the Parent are necessary to authorize this Agreement and the Buyer Documents or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and when executed and delivered at the Closing, the Buyer Documents will be, duly and validly executed and delivered by each of the Buyer and the Parent and, assuming the due authorization, execution and delivery by the Seller and each Stockholder, this Agreement constitutes, and the Buyer Documents will constitute, a legal, valid and binding obligation of the Buyer and the Parent, enforceable against the Buyer and the Parent in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

             5.3        Consents and Approvals; No Violation.  There is no requirement applicable to the Buyer and the Parent, including under the HSR Act, to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by the Buyer of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by each of the Buyer and the Parent nor the consummation by each of the Buyer and the Parent of the transactions contemplated hereby nor compliance by each of the Buyer and the Parent with any of the provisions hereof will (i) conflict with or result in a breach or violation of any provision of the certificate of incorporation or bylaws of the Buyer or the Parent, (ii) result in a breach of or default, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other similar material instrument or obligation to which the Buyer or the Parent is a party or by which any of the Buyer’s or the Parent’s properties or assets may be bound, or (iii) violate any material order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Buyer and the Parent or any of the Buyer’s and the Parent’s properties or assets.  Other than as provided in this Agreement or the Buyer Documents, there are no other restrictions which would prevent or delay in any material fashion the Buyer’s and the Parent’s obligations under the Earnout Agreement.

             5.4        Litigation.  There are no actions, suits, proceedings or any legal, administrative, arbitration or other proceedings or government investigations pending or, to the knowledge of the Buyer and the Parent, threatened against Buyer or the Parent which seek to question, delay or prevent the consummation of or could impair the ability of the Buyer to consummate the transactions contemplated hereby.

             5.5        Solvency.

                           (a)         No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, involving the Buyer or the Parent as a debtor are pending, or to Buyer’s and Parent’s knowledge, threatened, and neither the Buyer nor the Parent has made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

                           (b)        Each of the Buyer and the Parent has the necessary financial capacity to consummate the transactions hereby and to perform all of its obligation under the Earnout Agreement without violating any solvency requirements applicable to the Buyer and the Parent.

             5.6        Brokers.  No broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees from the Buyer or the Parent in connection with the transactions contemplated hereby.

ARTICLE 6

COVENANTS OF THE PARTIES

             6.1        Expenses.  Except as otherwise specifically provided in this Agreement, all costs and expenses incurred by the Buyer and the Parent in connection with this Agreement and the transactions contemplated hereby will be paid by the Buyer or the Parent and all costs and expenses incurred by the Seller and each Stockholder in connection with this Agreement and the transactions contemplated hereby will be paid by such Seller or Stockholder.

             6.2        Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. “Reasonable efforts” for such purpose, and for all other purposes of this Agreement, shall mean the reasonable commercial efforts that a prudent person desirous of achieving a result would use in similar circumstances in an effort to ensure that such result is achieved as expeditiously as possible.  As used herein, the term “reasonable efforts” shall not include any obligation on the part of any party to agree to any material adverse modification of the terms of any document or contractual arrangement or to repay or incur additional material obligations to any person or entity that would be effective prior to the Closing or to pay any monetary amount or other expenses exceeding, in the aggregate, $20,000 in furtherance of such efforts.  The parties hereto acknowledge that time shall be of the essence and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

             6.3        Filings.  The Seller and each Stockholder and each of the Buyer and the Parent will use their reasonable efforts to make or cause to be made all such filings and submissions as may be required under applicable laws and regulations, if any, including, without limitation, the filing by the Parent of a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended, if required to be filed in connection with the consummation of the transactions contemplated by this Agreement.  Each of the parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as another may request in connection with all of the foregoing.

             6.4        Public Announcements.  None of the parties to this Agreement shall issue any press release with respect to the terms of this Agreement and the transactions contemplated hereby without the prior approval of the other parties, except as may be required by applicable law or by any listing agreement with a national securities exchange; provided, however that nothing contained herein shall preclude or restrict the Buyer and the Parent from making any statement regarding the conduct of the Business and its operations at any time after the Closing.

             6.5        Further Assurances.

                           (a)         From time to time, without further consideration, the Seller and each Stockholder will execute and deliver such documents to the Buyer and the Parent as the Buyer and the Parent may reasonably request in order more effectively to consummate the transactions contemplated hereby.  From time to time, without further consideration, the Buyer and the Parent will execute and deliver such documents as the Seller may reasonably request in order more effectively to consummate the transactions contemplated hereby.  In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement will take or cause its proper officers and directors to take all such necessary action.

                           (b)        Parent covenants and agrees that Buyer will have the necessary financial capacity to perform all of its obligations under the Earnout Agreement.

             6.6        Employee Matters.

                           (a)         Effective as of September 10, 2001, the Buyer shall offer employment on an at-will basis commencing on the Closing Date to each employee listed on Section 6.6 of the Disclosure Schedule, who is working for the Seller as of the Closing Date.  Each individual listed on Section 6.6 of the Disclosure Schedule was an employee on the payroll of Seller immediately prior to the Closing, other than those terminated or added in the ordinary course.  All such employees who accept such offer of employment are referred to herein as “Transferred Employees.”  Beginning on the day following the Closing Date, the Buyer shall provide each Transferred Employee with compensation comparable to the compensation currently provided by the Seller.

                           (b)        At the Closing Date, Buyer shall adopt, assume and otherwise become responsible for, either primarily or as a successor employer, the Employee Benefit Plans currently sponsored by the Seller listed on Section 6.6(b) of the Disclosure Schedule. The Seller’s 401(k) plan and any Employee Benefit Plan not specifically listed on Section 6.6(b) of the Disclosure Schedule shall not be assumed by Buyer and Buyer shall not become responsible for, or have any liability relating to, any such Employee Benefit Plan. Buyer agrees to provide immediate coverage for the Transferred Employees, effective as of 12:00 a.m. on the Closing Date, under a group health insurance plan sponsored or assumed by the Buyer, which provides group health insurance coverage consistent with that currently provided by the Seller. Buyer agrees to grant service credit to Transferred Employees for periods of service with the Seller for purposes of eligibility and vesting under the tax-qualified retirement plan of the Buyer.

             6.7        Non-Competition; Non-Solicitation.

                           (a)         For a period ending on December 31, 2005, the Seller and each of Kenneth W. Murphy, C. Cleave Buchanan, Jr., Robert Meador, Richard Bainter and John Erickson will not, directly or indirectly, (i) enter into, conduct, carry on or engage in any business engaged in the Business (the “Competitive Business”) within the area specified in Section 6.7 of the Disclosure Schedule (the “Restricted Territory”); (ii) other than for the businesses of Matrix Digital Technologies, L.P. and Matrix Digital Capital Corp. (together “Matrix”) as such businesses are being conducted as of the Closing Date, be engaged by any person engaged in a Competitive Business or render any services to any person for use in a Competitive Business; (iii) other than for Matrix, have an interest in any person engaged in any such Competitive Business, directly or indirectly, in any capacity, including without limitation, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee or consultant or any other relationship or capacity; provided, however, that Seller and each Stockholder may invest in any publicly held company so long as such investment does not exceed five percent of such company’s total ownership; (iv) solicit for employment or hire any person who is a Transferred Employee, unless that person is hereafter terminated by the Buyer or voluntarily leaves the employ of the Buyer at least one year prior to any such hire; (v) divert or attempt to divert from the Buyer any Business, nor interfere with the relationships of the Buyer with customers or sources of supply; or (vi) publish any oral or written statement(s) to any person that (A) disparage in any manner, the Assets, the Business, the Buyer or the Parent or any of its affiliates, its or their business reputation, or the personal or business reputations of its or their directors, officers, stockholders or employees or engage in any disparaging conduct or make any negative or derogatory statements concerning any of the foregoing or (B) in any way impede, disrupt or interfere with the contracts, agreements, understandings, communications or relationships of the Buyer or the Parent and any of its affiliates with any third party.

                           (b)        For a period ending on June 30, 2004 for each of Earl Johnson and Stacy Riffe, and ending on December 31, 2004 for Charles Buchanan (each of such periods, along with the periods set forth in Section 6.7(a), being a “Noncompete Period”), each of Earl Johnson, Charles Buchanan and Stacy Riffe will not, directly or indirectly, (i) enter into, conduct, carry on or engage in any business engaged in the Business (the “Competitive Business”) within the area specified in Section 6.7 of the Disclosure Schedule (the “Restricted Territory”); (ii) be engaged by any person engaged in a Competitive Business or render any services to any person for use in a Competitive Business; (iii) have an interest in any person engaged in any such Competitive Business, directly or indirectly, in any capacity, including without limitation, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee or consultant or any other relationship or capacity; provided, however, that Seller and each Stockholder may invest in any publicly held company so long as such investment does not exceed five percent of such company’s total ownership; (iv) solicit for employment or hire any person who is a Transferred Employee, unless that person is hereafter terminated by the Buyer or voluntarily leaves the employ of the Buyer at least one year prior to any such hire; (v) divert or attempt to divert from the Buyer any Business, nor interfere with the relationships of the Buyer with customers or sources of supply; or (vi) publish any oral or written statement(s) to any person that (A) disparage in any manner, the Assets, the Business, the Buyer or the Parent or any of its affiliates, its or their business reputation, or the personal or business reputations of its or their directors, officers, stockholders or employees or engage in any disparaging conduct or make any negative or derogatory statements concerning any of the foregoing or (B) in any way impede, disrupt or interfere with the contracts, agreements, understandings, communications or relationships of the Buyer or the Parent and any of its affiliates with any third party.  Notwithstanding the foregoing, each of Earl Johnson, Charles Buchanan and Stacy Riffe may be employed by a business engaged in a Competitive Business so long as the revenue generated by such business’ Competitive Business is less than 10% of such business’ total revenue and for so long as such Stockholder is not personally involved in such business’ Competitive Business.  Notwithstanding (ii) and (iii), Stacy Riffe’s involvement in the business of Matrix as such businesses are being conducted as of the Closing Date shall not constitute a breach of Section 6.7 (ii) and (iii).

                           (c)         (i) Notwithstanding anything contained herein to the contrary, the provisions of Section 6.7(a) and (b) shall immediately terminate and be of no further force or effect with respect to any Stockholder if such Stockholder is Terminated Without Cause (as defined in the Earnout Agreement) during the Earnout Period and Buyer and/or Parent cease paying such Stockholder his or her salary, wages and benefits existing as of the day immediately prior to such termination.  (ii) Notwithstanding anything contained herein to the contrary if Buyer, Parent or whichever affiliate of Parent such Stockholder is then currently employed terminates such Stockholder subsequent to the Earnout Period, the provisions of Section 6.7(a) and (b) shall immediately terminate and be of no further force and effect on the later to occur of (A) twelve (12) months after Buyer and/or Parent ceases to pay (or twelve (12) months after the period to which such severance relates if paid in a lump sum) such Stockholder severance pay, and (B) the end of the applicable Noncompete Period.

             6.8        Access to Information. After the Closing Date, upon reasonable notice, the Buyer shall afford to the Seller and its representatives reasonable access during normal business hours to the books and records relating to the Business and the Assets to the extent they relate to a period prior to the Closing Date (and shall permit such persons to examine and photocopy such books and records at such persons’ expense to the extent reasonably requested by such person) in connection with financial reporting and tax matters (including financial and tax audits and tax contests) and other matters reasonably related to the Business, or as provided in Article 8 to enable the Seller and/or the Stockholders to defend any third party claim or contest any claim for indemnity hereunder; provided, however, that any such access or investigation shall be conducted by Seller and its representatives in such a manner as not to unreasonably interfere with the operation of the Business by the Buyer.  Seller will bear all reasonable out–of–pocket costs and expenses incurred by the Buyer or the Parent with respect to such access or investigation.

ARTICLE 7

INDEMNIFICATION

             7.1        Indemnification by the Seller and the Stockholders.  The Seller (with respect to Sections 7.1(a) through (c)) and the Stockholders (with respect to Sections 7.1(a) and (b) only) hereby agree, severally, and not jointly, to indemnify each of the Buyer and the Parent and their respective officers, directors, employees and stockholders against, and agree to defend and hold them harmless from, any loss, liability, claim, judgment, settlement, award, penalty, damage, cost or expense (including reasonable attorneys’ fees and expenses) (a “Loss”) incurred by Buyer or the Parent or their respective officers, directors, employees and stockholders for or on account of or arising from or in connection with or otherwise with respect to:

                           (a)         any breach by the Seller or such Stockholder of any of the representations or warranties made by such party contained in this Agreement or any agreement, document or certificate delivered in connection herewith;

                           (b)        any breach by the Seller or such Stockholder of any of its covenants or agreements contained in this Agreement or any breach by the Seller or any Stockholder of its covenants and agreements contained in the Seller Documents; or

                           (c)         the Litigation Matters or any of the Excluded Assets or the Excluded Liabilities.

Except as set forth in Section 7.8, it is hereby expressly agreed and acknowledged that each Stockholder shall not be liable for any Losses resulting from the breaches of any other Stockholderor the Seller.

             7.2        Indemnification by the Buyer and Parent.  The Buyer and Parent hereby agree to indemnify each of the Stockholders, the Seller and its officers, directors, employees and stockholders against, and agrees to defend and hold them harmless from, any Loss incurred by such person for or on account of or arising from or in connection with or otherwise with respect to:

                           (a)         any breach by the Buyer of any of its representations or warranties contained in this Agreement or any agreement, document or certificate delivered in connection herewith; or

                           (b)        any breach by the Buyer of any of its covenants or agreements contained in this Agreement or in the Buyer Documents.

             7.3        Procedure For Non-Third Party Claims.  Claims for indemnification hereunder other than a Third Party Claim (as hereinafter defined) shall be resolved in the manner provided in Article 8.

             7.4        Procedure For Third Party Claims.

                           (a)         In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article 7 in respect of, arising out of or involving a claim made by any entity or person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) promptly in writing of the Third Party Claim and such notice shall state in reasonable detail the nature, basis and amount of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party actually shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the indemnifying party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

                           (b)        If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it chooses, to assume the defense thereof at its own cost and expense with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  Should the Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless the Indemnified Party shall have reasonably determined that there may be one or more defenses which are available to it which are different from or in addition to those available to the Indemnifying Party.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense unless the circumstances described in the immediately preceding sentence are present.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above unless it is finally determined that the Indemnified Party is not entitled to indemnification under this Article 7).  If the Indemnifying Party chooses to defend a Third Party Claim, the parties hereto shall reasonably cooperate in the defense thereof.  Such cooperation shall include, at the sole cost and expense of the Indemnifying Party, the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees, consultants and independent contractors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to provide testimony.  If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not agree to any settlement, compromise or discharge of such Third Party Claim without the prior written consent of the Indemnified Party, unless such settlement, compromise or discharge provides solely for monetary relief and the full and complete release of the Indemnified Party is the result thereof.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent; provided, however, that if the Indemnifying Party does not elect to control or defend a Third Party Claim, or after so electing does not actively contest and defend the same in good faith, the Indemnified Party shall be entitled to contest, defend and/or settle such Third Party Claim on such terms and with such counsel as the Indemnified Party deems appropriate, and at the cost and expense of the Indemnifying Party unless it is finally determined that the Indemnified Party is not entitled to indemnification.

             7.5        Exclusive Remedy.  After the Closing, this Article 7 shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by a party in connection with the transactions contemplated by this Agreement; provided, however, that a party may seek specific performance or damages for fraud or willful misconduct on the part of the party or parties against whom damages are sought.  Notwithstanding the foregoing, the parties hereto agree and acknowledge that (i) Buyer and Parent may exercise the right of set-off as provided in the Earnout Agreement and (ii) money damages may not be an adequate remedy for any breach or threatened breach of Section 6.7 and the Buyer or the Parent may, in its sole discretion, apply to any court of law or equity of competent jurisdiction and be entitled to specific performance and/or injunctive relief in order to enforce or prevent any violation of Section 6.7.

             7.6        Survival of Representations and Warranties.

                           (a)         Any rights of Buyer and Parent to indemnification under this Agreement (including under Section 7.1) shall apply only to those claims written notice of which shall have been delivered by Buyer or Parent to Seller on or before September 30, 2003.

                           (b)        Any rights of  the Seller and any of its officers, directors, employees and stockholders to indemnification under this Agreement (including under Section 7.2) shall apply only to those claims written notice of which shall have been delivered by Seller to Buyer on or before September 30, 2003.

                           (c)         Notwithstanding anything in this Section 7.6 to the contrary, (i) the representations and warranties of Seller regarding title to the assets shall survive indefinitely, and (ii) the representations and warranties of Seller regarding tax related matters shall survive until the expiration of the applicable statute of limitations.

             7.7        Indemnity Notice.  No party shall be entitled to assert any claims against the other for misrepresentations or breaches of representations and warranties under or pursuant to this Agreement (or for indemnification under Article 7 hereof for such misrepresentations or breaches of representations and warranties), unless the party asserting such claim shall notify the other of such claim with reasonable specificity and outlining the basis of alleged liability within the survival period of the applicable representation and warranty and in the event of such notice the party asserting such claim shall be entitled to pursue and seek recovery for all Losses relating thereto, subject to the limitations set forth in Article 7.

             7.8        Indemnification Basket and Ceiling.  Any right of Buyer or Parent to indemnification under this Agreement shall not apply to any claim until the aggregate of all such claims totals $100,000 (the “Indemnity Basket”), in which event such indemnity shall apply to all such claims, but only to the extent of the amount in excess of the Indemnity Basket.  Seller’s aggregate liability for Losses under this Article 7 will not exceed the aggregate amount earned by the Seller pursuant to the Earnout Agreement and such Losses shall only be payable from or offset against the proceeds of the Earnout Agreement; provided, however, in the event that all or a portion of the Earnout Amount under the Earnout Agreement has been paid to Seller under the Earnout Agreement and Seller has subsequently distributed all or a portion of such amounts to Blair and/or the Stockholders, in addition to pursuing its rights to indemnification under this Agreement against the Seller, each Stockholder covenants and agrees to return such proceeds to Buyer and/or Parent (without duplication) as are necessary to satisfy any indemnification obligations of Seller determined to be owing to Buyer subsequent to such distributions (the “Indemnification Amount”) within 30 days of notice of such indemnification obligation (the “Stockholder Notice”). To the extent that Buyer and/or Parent, using commercially reasonable efforts, has not collected such amounts from the Stockholders within 90 days of the Stockholder Notice, the Buyer and/or Parent may pursue any uncollected portion of the Indemnification Amount against Blair to satisfy the Indemnification Amount and Blair covenants and agrees to promptly return an amount equal to such uncollected portion of the Indemnification Amount.  Notwithstanding the foregoing, to the extent that the Indemnification Amount exceeds the amount actually received by the Stockholders, the Buyer and/or the Parent may immediately pursue such excess against Blair in partial satisfaction of the Indemnification Amount and Blair covenants and agrees to promptly return such excess to Buyer and/or Parent.  Notwithstanding the foregoing, Blair’s maximum liability under this provision shall be the amount of proceeds actually received by Blair from the Seller under the Earnout Agreement.  The term “commercially reasonable efforts” as such term is used in this Section 7.8 shall not include or otherwise require the filing of any suit, claim, petition, appeal, charge, litigation, proceeding or other similar action, in a court of law or otherwise, or the use of a collection agency.

ARTICLE 8

DISPUTE RESOLUTION

             8.1        Exclusive Procedure for Dispute Resolution.  Any dispute arising out of or relating to this Agreement, including claims for indemnification pursuant to Article 7, shall be resolved in accordance with the procedures specified in this Article 8, which shall be sole and exclusive procedures for the resolution of any such disputes.

             8.2        Negotiation Between Executives.

                           (a)         The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Seller and executives of Buyer who, if possible, shall be at a higher management level than the individuals with direct responsibility for administration of this Agreement (the “Negotiators”).  Any party may give the other parties written notice of any dispute not resolved in the normal course of business.  Within 15 days after delivery of the notice, the receiving party shall submit to the others a written response.  The notice and response shall include (i) a statement of each party’s position and a summary of arguments supporting that position, and (ii) the name and title of the Negotiators and of any other person who will accompany them.  Within 30 days after delivery of the disputing party’s notice, the Negotiators shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one party to the others will be honored.

                           (b)        If the matter has not been resolved by these persons within 60 days of the disputing party’s notice, or if the parties fail to meet within 30 days, any party may initiate mediation as provided below.

                           (c)         All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

             8.3        Mediation.  If the dispute has not been resolved by negotiation as provided above, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (CPR) Model Procedure for Mediation of Business Disputes.  The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise.

             8.4        Litigation.  If the dispute has not been resolved by non-binding means as provided herein within 90 days of the initiation of such procedure contemplated by Section 8.3 hereof, any party may initiate litigation (upon 30 days written notice to the other party); provided, however, that if one party has requested the others to participate in a non-binding procedure and the others have failed to participate, the requesting party may initiate litigation before expiration of such period.

             8.5        Provisional Remedies.  The procedures specified in this Article 8 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party, without prejudice to the above procedures, may file a complaint (for statute of limitations or venue reasons or to seek preliminary injunction or other provisional judicial relief), if in its reasonable judgment such action is necessary to avoid irreparable damage or to preserve the status quo.  Despite such action the parties will continue to participate in good faith in following the dispute resolution procedures specified in this Article 8.  Notwithstanding the foregoing, the Buyer and the Parent may, in its sole discretion, apply to any court of law or equity of competent jurisdiction and be entitled to specific performance and/or injunctive relief in order to enforce or prevent any violation of Section 6.7.

             8.6        Tolling Statutes of Limitation.  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article 8 are pending. The parties will take such action, if any, reasonably required to effectuate such tolling.

             8.7        Performance to Continue.  Each party shall continue to perform his or its obligations under this Agreement pending final resolution of any dispute arising out of or relating hereto; provided that no amounts shall be paid pursuant to the Earnout Agreement to the extent such amounts are subject to set-off or may become subject to set-off upon final resolution of a dispute so arising.

ARTICLE 9

MISCELLANEOUS PROVISIONS

             9.1        Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller, the Buyer and the Stockholders.

             9.2        Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

             9.3        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, when actually received, or, if mailed by registered or certified mail (return receipt requested), postage prepaid, two (2) business days after being properly posted to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(a)	if to the Buyer or the Parent:

Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, Texas 75292
Attention: General Counsel

with a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1700 Pacific Avenue
Suite 4100
Dallas, Texas 75201
Attention: Alex Frutos

(b)	if to the Seller:

Mail Box Capital Corporation
3700 Pipestone
Dallas, Texas 75212
Attention: Kenneth W. Murphy

with a copy to:

Jenkens & Gilchrist, P.C.
1445 Ross Ave.
Suite 3200
Dallas, Texas 75202
Attention: L. Steven Leshin

(c)	if to a Stockholder:

To the Address set forth across from such Stockholder’s name on Section 9.3 of the Disclosure Schedule.

             9.4        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE TEXAS PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Texas state or federal court sitting in the City of Dallas, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

             9.5        Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties; provided however that the Buyer may assign this Agreement or any of the Buyer Documents in whole or in part to an affiliate of the Buyer or the Parent without the consent of the Seller or the Stockholders; provided however, Buyer acknowledges and agrees that any such assignment shall not relieve or release Buyer from its agreements and obligations hereunder, all of which, shall survive such assignment.

             9.6        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             9.7        Interpretation.

                           (a)         The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                           (b)        Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

                           (c)         The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                           (d)        As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (e)         As used in this Agreement, an individual will be deemed to have “knowledge” of a particular fact or matter if (a) such individual is actually aware of such fact or other matter or (b) such individual should be aware of such fact or matter after reasonable investigation.  The terms “known,” “to Seller’s knowledge” and “to the knowledge of Seller” and words of similar import shall mean the knowledge of (x) any individual serving as a director, manager, officer or similar position of Seller or (y) any Stockholder.

                           (f)         The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                           (g)        A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

                           (h)        A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                           (i)          The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

             9.8        Entire Agreement.  This Agreement, including the Exhibits and Disclosure Schedules and the documents, certificates and instruments referred to herein, and that certain Confidentiality Agreement by and between the Parent and the Seller dated March 26, 2001 (the “Confidentiality Agreement”) embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings, other than the Confidentiality Agreement (which shall remain in full force and effect), between the parties with respect to such transactions.

             9.9        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

             9.10      No Third Party Beneficiary.  Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy, or other benefit under or by reason of this Agreement or any documents executed in connection with this Agreement.

[SIGNATURE PAGES FOLLOW]

             IN WITNESS WHEREOF, each of the Seller, the Stockholders, the Buyer and the Parent has caused this Agreement to be signed by its duly authorized officers as of the date first above written.

ALLIANCE DATA SYSTEMS CORPORATION

By:
Name:
Title:

ADS MB CORPORATION

By:
Name:
Title:

MAIL BOX CAPITAL CORPORATION

By:
Name:
Title:

STOCKHOLDERS

By:
Kenneth W. Murphy, individually

By:
C. Cleave Buchanan, Jr., individually

By:
Robert Meador, individually

By:
John Erickson, individually

By:
Richard Bainter, individually

By:
Earl Johnson, individually

By:
Charles Buchanan, individually

By:
Stacy Riffe, individually